Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated March 3, 2016 (the “Offer to Purchase”), and the related Letter of Transmittal and any amendments or supplements to the Offer to Purchase or Letter of Transmittal and, other than as described below, is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making or acceptance of the Offer would not be in compliance with the laws of such state or any administrative or judicial action pursuant thereto. However, the Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer in any state and extend the Offer to holders of Shares in such state.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Class A and Class B Common Stock

of

LeapFrog Enterprises, Inc.

at

$1.00 Net Per Share

by

Bonita Merger Sub, L.L.C.

an indirect wholly-owned subsidiary of

VTech Holdings Limited

Bonita Merger Sub, L.L.C., a Delaware limited liability company (the “Purchaser”) and an indirect wholly-owned subsidiary of VTech Holdings Limited (“VTech”), is offering to purchase all of the outstanding shares of Class A common stock and Class B common stock, each having a par value of $0.0001 per share (collectively, the “Shares”), of LeapFrog Enterprises, Inc., a Delaware corporation (“LeapFrog”), at a purchase price of $1.00 per Share (the “Per Share Amount”), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”) (which offer, upon such terms and subject to such conditions, as it and they may be amended or supplemented from time to time, constitutes the “Offer”).

Tendering stockholders who tender directly to Computershare Trust Company, N.A., which is acting as the depositary in connection with the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions to the Depositary or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. However, U.S. federal income tax backup withholding may be required unless an exemption applies and is properly demonstrated to the Depositary or other paying agent or unless the required taxpayer identification information and certain other certifications are provided to the Depositary or other paying agent. See the section titled “Important Tax Information” of the Letter of Transmittal. Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees. The Purchaser will pay the fees and expenses incurred by the Depositary and the Information Agent in connection with the Offer. The Purchaser is offering to purchase all the Shares as a first step in acquiring the entire equity interest in LeapFrog. As soon as practicable following the acceptance of Shares for payment in the Offer, VTech, the Purchaser and LeapFrog will complete the Merger (as defined below) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), without a vote of LeapFrog’s stockholders.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON APRIL 1, 2016, UNLESS THE OFFER IS EXTENDED.

There is no financing condition to the Offer. The Offer is conditioned on there being tendered and not validly withdrawn that number of Shares which, upon the consummation of the Offer (for the avoidance of doubt, assuming that the Class B Shares validly tendered (and not validly withdrawn) will convert to Class A Shares at the time of the consummation of the Offer), when added to any Shares beneficially owned by VTech and the Purchaser, would represent at least (A) a majority of the voting power of the sum of the aggregate voting power of the number of (x) Class A Shares outstanding immediately after the consummation of the Offer plus (y) Class A Shares that LeapFrog would be required to issue pursuant to the conversion or exercise of all options and other rights and securities convertible into or exercisable for Class A Shares, regardless of the conversion, exercise price, vesting schedule or other terms and conditions thereof; and (B) that number of outstanding Class B Shares as would allow VTech to lawfully consummate the Merger in accordance with Section 251(h) of the DGCL (the “Minimum Condition”). The Offer is also subject to the satisfaction of certain other conditions described in the Offer to Purchase, including, among other conditions, that the Merger Agreement (as defined below) has not been terminated in accordance with its terms. See Section 14—“Conditions of the Offer” in the Offer to Purchase for a description of the conditions to the Offer.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 5, 2016 (the “Merger Agreement”), by and among VTech, the Purchaser and LeapFrog. Pursuant to the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of the conditions to the Merger, the Purchaser will be merged with and into LeapFrog as soon as practicable after the acceptance of Shares for payment in the Offer, without a vote of the stockholders of LeapFrog, in accordance with Section 251(h) of the DGCL, with LeapFrog surviving the Merger as an indirect wholly-owned subsidiary of VTech (the “Merger”). At the effective time of the Merger, each Share then outstanding (other than Shares accepted for payment in the Offer and Shares owned by LeapFrog’s stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Per Share Amount, subject to any withholding of taxes required by applicable law, as set forth in the Merger Agreement and described in the Offer to Purchase. For a more comprehensive description of the Merger Agreement, see Section 13—“The Merger Agreement; Other Agreements” in the Offer to Purchase.

The board of directors of LeapFrog unanimously: (i) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, LeapFrog and its stockholders, (ii) authorized and approved the execution and delivery by LeapFrog of the Merger Agreement and the performance by LeapFrog of its covenants and agreements contained therein, (iii) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL, upon satisfaction or due waiver of the conditions to the Merger as set forth in the Merger Agreement, and (iv) resolved to recommend that the holders of the Shares tender their Shares to the Purchaser in the Offer and (to the extent necessary) adopt the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn if and when the Purchaser gives written notice to the Depositary of the Purchaser’s acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the aggregate Per Share Amount therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser’s obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares in the Offer. Under no circumstances will interest be paid on the Per Share Amount by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. There will be no guaranteed delivery tender procedures in connection with the Offer.

Subject to the terms of the Merger Agreement, the Purchaser may, at any time and from time to time before the expiration of the Offer, increase the Per Share Amount or make any other changes to the terms and conditions of the Offer, or waive any condition to the Offer, except that, without the prior written consent of LeapFrog, the Purchaser may not (i) change or waive the Minimum Condition; (ii) decrease the number of Shares sought to be purchased by the Purchaser in the Offer; (iii) reduce the Per Share Amount to be paid pursuant to the Offer; (iv) extend or otherwise change the expiration date of the Offer (except as otherwise provided pursuant to the Merger Agreement and applicable law); (v) change the form of consideration payable in the Offer; (vi) impose any condition to the Offer in addition to the conditions to the Offer set forth in the Merger Agreement, or amend, modify or supplement any of the conditions to the Offer set forth in the Merger Agreement in any manner adversely affecting, or that would reasonably be expected to have an adverse effect on, any of the holders of LeapFrog Shares; or (vii) amend, modify or supplement any of the terms of the Offer in a manner adverse in any respect to the holders of LeapFrog Shares.

Subject to the terms of the Merger Agreement and applicable law, the Purchaser may extend the Offer by publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer. If on the Expiration Date any condition to the Offer has not been satisfied or waived, (i) the Purchaser is permitted by the Merger Agreement to extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Date for one or more additional periods of up to 10 Business Days each ending no later than July 5, 2016, to permit such condition to be satisfied and (ii) to the extent requested by LeapFrog from time to time, the Purchaser will extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Date or such subsequent date for one or more periods ending no later than July 5, 2016, to permit such condition to be satisfied.

If, at the expiration of the Offer, all of the conditions to the Offer have been satisfied or waived, the Purchaser will accept for payment and promptly pay for Shares tendered and not properly withdrawn in the Offer. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, VTech, the Purchaser and LeapFrog will cause the Merger to become effective as soon as practicable after the acceptance of Shares for payment in the Offer, without a vote of the stockholders of LeapFrog, in accordance with Section 251(h) of the DGCL.

Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the expiration of the Offer and, unless already accepted for payment by the Purchaser in the Offer, may also be withdrawn at any time after May 2, which is the 60th day after the date of the Offer, unless prior to that date the Purchaser has accepted for payment the Shares tendered in the Offer. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase). If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase at any time before the expiration of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be resolved by and at the discretion of the Purchaser.

The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. For a more complete description of the material U.S. federal income tax consequences of the Offer and the Merger, including matters pertinent to non-U.S. stockholders, see Section 5—“Material U.S. Federal Income Tax Consequences” of the Offer to Purchase. Stockholders should consult with their tax advisors as to the particular U.S. federal income tax consequences of the Offer and the Merger to them, as well as tax consequences under any other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws or under any applicable income tax treaty.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

LeapFrog has agreed to provide the Purchaser with LeapFrog’s stockholder lists and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of the Purchaser to record holders of Shares and will be furnished by or on behalf of the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number as set forth below. Requests for copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Depositary and the Information Agent) for soliciting tenders of Shares in the Offer.

The Information Agent for the Offer is:

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others, Call Toll Free: (877) 629-6355

March 3, 2016